PRICING SUPPLEMENT NO. 2536B Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-206013 Dated September 11, 2015 $1,408,500 Deutsche Bank AG Trigger Autocallable Optimization Securities

Linked to the Russell 2000® Index due September 17, 2020

Investment Description

Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Russell 2000® Index (the “Index”). The Securities are designed for investors who want to express a moderately bullish view on the Index. If the closing level of the Index is greater than or equal to the Initial Level on any Observation Date (quarterly, beginning after one year, including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you a Call Price equal to the Face Amount plus a Call Return based on the Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Level is greater than or equal to the Trigger Level, Deutsche Bank AG will pay you at maturity the Face Amount per $10.00 Face Amount of Securities. However, if the Securities are not automatically called and the Final Level is less than the Trigger Level, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Level as compared to the Initial Level. In this circumstance, you will lose a significant portion or all of your initial investment. You will not receive any coupon payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire investment. You will not receive dividends or other distributions paid on any stocks composing the Index. Generally, the higher the Call Return Rate on the Securities, the greater the risk of loss on such Securities. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of the Face Amount provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features	Key Dates

❑ Call Return — If the closing level of the Index is greater than or equal to the Initial Level on any Observation Date (quarterly, beginning after one year, including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you a Call Price equal to the Face Amount plus a Call Return based on the Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called, investors may have full downside market exposure to the level of the Index at maturity.

❑ Downside Exposure with Contingent Repayment of the Face Amount at Maturity — If the Securities are not automatically called and the Final Level is greater than or equal to the Trigger Level, Deutsche Bank AG will pay you at maturity the Face Amount per $10.00 Face Amount of Securities. However, if the Final Level is less than the Trigger Level, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Level as compared to the Initial Level. In this circumstance, you will lose a significant portion or all of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you could lose your entire investment.

	Trade Date Settlement Date Observation Dates[1] Final Valuation Date[1] Maturity Date[1]	September 11, 2015 September 16, 2015 Quarterly, after 1 year September 11, 2020 September 17, 2020
[1] See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE PS-5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 12 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Autocallable Optimization Securities linked to the performance of the Russell 2000® Index. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.

Index	Call Return Rate*	Initial Level	Trigger Level	CUSIP / ISIN
Russell 2000® Index (Ticker: RTY)	8.00% per annum	1,157.792	625.208, equal to 54.00% of the Initial Level	25190F194 / US25190F1949

* The Call Return increases the longer the Securities are outstanding, based on the per annum Call Return Rate. The potential Call Returns applicable to each Observation Date are set forth under “Final Terms — Call Price” in this pricing supplement.

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Securities are a part, the prospectus dated July 31, 2015 and this pricing supplement.

The Issuer’s estimated value of the Securities on the Trade Date is $9.675 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement No. 1, product supplement B, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Russell 2000® Index	$1,408,500.00	$10.00	$35,212.50	$0.25	$1,373,287.50	$9.75
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,408,500.00	$163.67

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately eight months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

Under the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015, the Securities may be subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Securities; (ii) a conversion of the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) a transfer of the Securities to another entity, an amendment of the terms and conditions of the Securities or the cancellation of the Securities. By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority as set forth in the accompanying prospectus dated July 31, 2015. Please read the risk factor “The Securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us” in this pricing supplement and see the prospectus for further information.

Additional Terms Specific to the Securities

You should read this pricing supplement, together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Securities are a part and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated August 17. 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

♦	Product supplement B dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

♦	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

♦	Prospectus dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 12 of the accompanying prospectus.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦  You can tolerate the loss of a significant portion or all of your investment and are willing to make an investment that may have similar downside market risk as a hypothetical investment in the Index or the stocks composing the Index.

♦  You believe the closing level of the Index will be greater than or equal to the Initial Level on an Observation Date, including the Final Valuation Date.

♦  You understand and accept that you will not participate in any increase in the level of the Index and you are willing to make an investment the return of which is limited to the applicable Call Return.

♦  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦  You do not seek current income from this investment and are willing to forgo any dividends and any other distributions paid on the stocks composing the Index.

♦  You are willing and able to hold Securities that will be automatically called on any Observation Date on which the closing level of the Index is greater than or equal to the Initial Level, and you are otherwise willing and able to hold the Securities to the Maturity Date as set forth on the cover of this pricing supplement, and are not seeking an investment for which there will be an active secondary market.

♦  You seek an investment with exposure to companies with relatively small market capitalization.

♦  You are willing and able to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any payment upon an earlier automatic call or any repayment of the Face Amount at maturity.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦  You cannot tolerate the loss of a significant portion or all of your investment or you are unwilling to make an investment that may have similar downside market risk as a hypothetical investment in the Index or the stocks composing the Index.

♦  You require an investment designed to provide a full return of your initial investment at maturity.

♦  You believe the Securities will not be automatically called and the Final Level will be less than the Trigger Level.

♦  You seek an investment that participates in any increase in the level of the Index or that has unlimited return potential.

♦  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦  You seek current income from this investment or prefer to receive any dividends or any other distributions paid on the stocks composing the Index.

♦  You are unwilling or unable to hold Securities that will be automatically called on any Observation Date on which the closing level of the Index is greater than or equal to the Initial Level, or are otherwise unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, or seek an investment for which there will be an active secondary market.

♦  You do not seek an investment with exposure to companies with relatively small market capitalization.

♦  You are unwilling or unable to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any payment upon an earlier automatic call or any repayment of the Face Amount at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	5 years, subject to a quarterly automatic call beginning after one year
Trade Date	September 11, 2015
Settlement Date	September 16, 2015
Final Valuation Date[1]	September 11, 2020
Maturity Date[1]	September 17, 2020
Index	Russell 2000® Index (Ticker: RTY)
Call Feature	The Securities will be automatically called if the closing level of the Index on any Observation Date is greater than or equal to the Initial Level. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.
Observation Dates[1]	Quarterly, on the dates set forth in the table below
Call Settlement Dates[1]	As set forth in the table below. The Call Settlement Date for the Final Valuation Date will be the Maturity Date
Call Return and Call Return Rate	The Call Return increases the longer the Securities are outstanding and is based upon a Call Return Rate of 8.00% per annum.
Call Price	The Call Price equals the Face Amount plus the product of the Face Amount and the Call Return for the applicable Observation Date. The table below reflects the Call Return and corresponding Call Price for each Observation Date.
Observation Dates	Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)
September 19, 2016	September 21, 2016	8.00%	$10.80
December 12, 2016	December 14, 2016	10.00%	$11.00
March 13, 2017	March 15, 2017	12.00%	$11.20
June 12, 2017	June 14, 2017	14.00%	$11.40
September 11, 2017	September 13, 2017	16.00%	$11.60
December 11, 2017	December 13, 2017	18.00%	$11.80
March 12, 2018	March 14, 2018	20.00%	$12.00
June 11, 2018	June 13, 2018	22.00%	$12.20
September 11, 2018	September 13, 2018	24.00%	$12.40
December 11, 2018	December 13, 2018	26.00%	$12.60
March 11, 2019	March 13, 2019	28.00%	$12.80
June 11, 2019	June 13, 2019	30.00%	$13.00
September 11, 2019	September 13, 2019	32.00%	$13.20
December 11, 2019	December 13, 2019	34.00%	$13.40
March 11, 2020	March 13, 2020	36.00%	$13.60
June 11, 2020	June 15, 2020	38.00%	$13.80
September 11, 2020 (Final Valuation Date)	September 17, 2020 (Maturity Date)	40.00%	$14.00
Payment at Maturity (per $10.00 Face Amount of Securities)

If the Securities are not automatically called and the Final Level is greater than or equal to the Trigger Level, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount.

If the Securities are not automatically called and the Final Level is less than the Trigger Level, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Index Return)

In this circumstance, you will lose a significant portion or all of the Face Amount in an amount proportionate to the negative Index Return.

Index Return	Final Level – Initial Level Initial Level
Trigger Level	625.208, equal to 54.00% of the Initial Level
Initial Level	1,157.792, equal to the closing level of the Index on the Trade Date
Final Level	The closing level of the Index on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF THE FACE AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS OR BECOME SUBJECT TO A RESOLUTION MEASURE, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

______________________________________

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Investment Timeline

Trade Date:	The Initial Level is observed and the Trigger Level is determined.

Quarterly, after 1 year (including at maturity):

The Securities will be automatically called if the closing level of the Index on any Observation Date is greater than or equal to the Initial Level.

If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Maturity Date:

The Final Level is observed and the Index Return will be calculated on the Final Valuation Date.

If the Securities are not automatically called and the Final Level is greater than or equal to the Trigger Level, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount.

If the Securities are not automatically called and the Final Level is less than the Trigger Level, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Index Return)

In this circumstance, you will lose a significant portion or all of the Face Amount in an amount proportionate to the negative Index Return.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to hypothetically investing directly in the Index or in the stocks composing the Index. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per $10.00 Face Amount of Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Level is greater than or equal to the Trigger Level. If the Securities are not automatically called and the Final Level is greater than or equal to the Trigger Level, Deutsche Bank AG will pay you the Face Amount per $10.00 Face Amount of Securities. However, if the Securities are not automatically called on any Observation Date and the Final Level is less than the Trigger Level, you will be fully exposed to any negative Index Return and, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Level as compared to the Initial Level. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦	Limited Return Potential — The return potential of the Securities is limited to the Call Return which is based on the Call Return Rate, regardless of the performance of the Index. Because the Call Return increases the longer the Securities are outstanding and the Securities could be automatically called as early as the first Observation Date (approximately one year after the Trade Date), the term of your investment could be cut short and your return on the Securities would then be less than if the Securities were automatically called at a later date. As a result, a hypothetical direct investment in the Index or in the stocks composing the Index could provide a better return than an investment in the Securities. If the Securities are not automatically called, you may be fully exposed to the full downside performance of the Index even though you cannot participate in any potential increase in the level of the Index. Furthermore, because the level of the Index at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have with a hypothetical direct investment in the Index or in the stocks composing the Index.

♦	Contingent Repayment of Your Initial Investment Applies Only If You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Index is greater than the Trigger Level.

♦	Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the Final Level could be less than the Trigger Level on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Index’s volatility can change significantly over the term of the Securities. The level of the Index could fall sharply, which could result in a significant loss of your initial investment.

♦	Reinvestment Risk — If your Securities are automatically called, the holding period over which you would receive the Call Return which is based on the Call Return Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦	The Securities Are Subject to the Credit of Deutsche Bank AG — The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call or any repayment of the Face Amount per $10.00 Face Amount of Securities at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Securities May Become Subordinated to the Claims of Other Creditors, Be Written Down, Be Converted or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us — On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the Securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the Securities; converting the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the Securities to another entity, amending the terms and conditions of the Securities or cancelling of the Securities. Furthermore, because the Securities are subject to any Resolution Measure, secondary market trading in the Securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. Imposition of a Resolution Measure would have to be conducted in accordance with a set order of priority and would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. In addition to conforming German law to the SRM Regulation, the draft bill proposes to adjust the order of priority of obligations in the event of an insolvency proceeding. Specifically, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If the proposed subordination of senior unsecured debt instruments were enacted and were applied to the Securities, it would most likely result in a larger share of loss being allocated to the Securities in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. You may lose some or all of your investment in the Securities if a Resolution Measure becomes applicable to us.

By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. As a result, you would have no claim or other right against us arising out of any subordination or Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Securities, under the senior indenture or for the purpose of the U.S. Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent and The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such Securities may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure. Please see the accompanying prospectus dated July 31, 2015, including the risk factors under the heading “Securities May Be Subject to Resolution Measures” on page 12 of the prospectus.

♦	The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦	Investing in the Securities Is Not the Same as Investing in the Index or the Stocks Composing the Index — The return on your Securities may not reflect the return you would realize on a hypothetical direct investment in the Index or the stocks composing the Index. For instance, you will not participate in any potential increase in the level of the Index, which could be significant.

♦	If the Level of the Index Changes, the Value of the Securities May Not Change in the Same Manner — The Securities may trade quite differently from the level of the Index. Changes in the level of the Index may not result in comparable changes in the value of the Securities.

♦	No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Index would have.

♦	The Index Reflects the Price Return of the Stocks Composing the Index, Not Their Total Return Including All Dividends and Other Distributions — The return on the Securities is based on the performance of the Index, which reflects the changes in the market prices of the stocks composing the Index. It is not, however, linked to a “total return” version of the Index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing the Index.

♦	Past Performance of the Index Is No Guide to Future Performance — The actual performance of the Index may bear little relation to the historical closing levels of the Index and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index or whether the performance of the Index will result in the return of any of your investment.

♦	The Securities Are Subject to Risks Associated with Small-Capitalization Companies — The stocks composing the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately eight months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities. We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Index has increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time remaining to the maturity of the Securities;

♦	the market prices and dividend rates of the stocks composing the Index;

♦	the composition of the Index;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Index and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the performance of the Index or the stocks composing the Index may adversely affect the price of the stocks composing the Index, the level of the Index and, therefore the value of the Securities.

♦	Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Index on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the Index, and therefore make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. To the extent that we, UBS AG or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS AG’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Securities. Introducing competing products into the marketplace in this manner could adversely affect the level of the Index and the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦	We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Level of the Index and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Index and the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred and, in some circumstances, the prices or levels related to the Index that affect whether the Securities are automatically called. Any determination by the calculation agent could adversely affect the return on the Securities.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Index. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Initial Level. We cannot predict the Final Level or the closing level of the Index on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Index. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis.

The following hypothetical examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per $10.00 Face Amount of Securities on a hypothetical offering of Securities based on the following assumptions*:

Term:	5 years, subject to a quarterly automatic call, beginning after the first year
Hypothetical Initial Level*:	1,200.00
Hypothetical Trigger Level*:	648.00 (54.00% of the hypothetical Initial Level)
Call Return and Call Prices:
Observation Dates	Expected Call Settlement Dates	Call Return	Call Price
September 19, 2016	September 21, 2016	8.00%	$10.80
December 12, 2016	December 14, 2016	10.00%	$11.00
March 13, 2017	March 15, 2017	12.00%	$11.20
June 12, 2017	June 14, 2017	14.00%	$11.40
September 11, 2017	September 13, 2017	16.00%	$11.60
December 11, 2017	December 13, 2017	18.00%	$11.80
March 12, 2018	March 14, 2018	20.00%	$12.00
June 11, 2018	June 13, 2018	22.00%	$12.20
September 11, 2018	September 13, 2018	24.00%	$12.40
December 11, 2018	December 13, 2018	26.00%	$12.60
March 11, 2019	March 13, 2019	28.00%	$12.80
June 11, 2019	June 13, 2019	30.00%	$13.00
September 11, 2019	September 13, 2019	32.00%	$13.20
December 11, 2019	December 13, 2019	34.00%	$13.40
March 11, 2020	March 13, 2020	36.00%	$13.60
June 11, 2020	June 15, 2020	38.00%	$13.80
September 11, 2020 (Final Valuation Date)	September 17, 2020 (Maturity Date)	40.00%	$14.00

* The actual Initial Level and Trigger Level are set forth on the cover and in the “Final Terms” of this pricing supplement.

Example 1 — The closing level of the Index on the first Observation Date is 1,300.00, which is greater than the Initial Level of 1,200.00 — the Securities are automatically called.

Because the closing level of the Index on the first Observation Date is greater than the Initial Level, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.80 per $10.00 Face Amount of Securities, representing a 8.00% return over the 1 year the Securities were outstanding before they were automatically called.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Level of 1,250.00 is greater than the Initial Level of 1,200.00 — the Securities are automatically called.

Because the Securities were not previously automatically called and the Final Level is greater than the Initial Level, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $14.00 per $10.00 Face Amount of Securities, representing a 40.00% return over the 5 year term of the Securities.

Example 3 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Level of 1,000.00 is greater than the Trigger Level of 648.00 — the Securities are NOT automatically called.

Because the Final Level is not greater than or equal to the Initial Level, the Securities are not automatically called on the Final Valuation Date. Because the Final Level is greater than the Trigger Level, Deutsche Bank AG will pay you a Payment at Maturity equal to $10.00 per $10.00 Face Amount of Securities, representing a 0.00% return over the 5 year term of the Securities.

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Level of 480.00 is less than the Trigger Level of 648.00 — the Securities are NOT automatically called.

Because the Final Level is not greater than or equal to the Initial Level, the Securities are not automatically called on the Final Valuation Date. Because the Final Level is less than the Trigger Level, your initial investment will be fully exposed to any negative Index Return. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Index Return)
$10.00 + ($10.00 × -60.00%) = $4.00

If the Securities are not automatically called and the Final Level is less than the Trigger Level, your initial investment will be fully exposed to any negative Index Return, and, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Level as compared to the Initial Level. In this circumstance, you will lose a significant portion or all of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you could lose your entire investment.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

The graph below illustrates the performance of the Russell 2000® Index from January 2, 2008 to September 11, 2015. The closing level of the Russell 2000® Index on September 11, 2015 was 1,157.792. The dotted line represents the Trigger Level of 625.208, equal to 54.00% of 1,157.792, which was the closing level of the Russell 2000® Index on September 11, 2015. We obtained the historical closing levels of the Russell 2000® Index from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. Currently, whereas the sponsor of the Russell 2000® Index publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg L.P. reports the closing level to three decimal places. As a result, the closing level of the Russell 2000® Index reported by Bloomberg L.P. may be lower or higher than the official closing level of the Russell 2000® Index published by the sponsor of the Russell 2000® Index. The historical closing levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Level or any future closing level of the Index. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment and you could lose a significant portion or all of your initial investment at maturity.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the Securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) the gain or loss on your Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated July 31, 2015, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 31, 2015, which has been filed as an exhibit to the registration statement referred to above.